AMSCAN CLOSES MERGER WITH GS CAPITAL PARTNERS II, L.P. AFFILIATE


         Elmsford, N.Y. - December 19, 1997 - Amscan Holdings, Inc. (NASDAQ: AMSN) today announced the consummation of its merger with Confetti Acquisition, Inc., a corporation affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. ("GSCP"). At a stockholders meeting held on December 17, 1997, approximately 87% of the outstanding shares of Amscan common stock were voted in favor of the merger.


         As previously announced, Amscan stockholders were able to elect to receive $16.50 per share in cash, or $9.33 per share in cash plus a retained interest in Amscan equal to one share for every 150,000 shares elected, with fractional shares paid in cash at the investment price of GSCP. The Estate of John A. Svenningsen elected to retain almost 10% of the outstanding shares of Amscan common stock. No other stockholder elected to retain shares. The stockholders other than the Estate will be entitled to receive $16.50 per share in cash.


         In connection with the merger, Amscan was capitalized with approximately $75 million in equity of which GSCP invested approximately $62 million and the Estate of John A. Svenningsen retained approximately $7.5 million of equity. The balance of the equity is held by management. In connection with the merger, Amscan entered into $167 million of senior credit facilities with Goldman Sachs Credit Partners L.P., as Arranger and
         Syndication Agent, and Fleet National Bank, as Administrative
         Agent. Amscan also issued $110 million of 9 7/8% Senior Subordinated Notes due 2007 that were lead managed by Goldman, Sachs & Co.


         Amscan is a leading designer, manufacturer and wholesale distributor of paper and plastic party goods. Amscan products include a broad array of decorative plates, cups, napkins, tablecovers, invitations, and novelty items which are sold through more than 20,000 retail outlets throughout North
         America, Europe and Australia. Amscan reported sales for the twelve months ending September 30, 1997 of approximately $207 million.


                   Amscan Contact:          GSCP Contact:
                   Mike Correale            Peter Rose
                   (914) 784-4050           (212) 902-5400